UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2012

RigNet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35003	76-0677208
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1880 S. Dairy Ashford, Suite 300 Houston, Texas	77077-4760
(Address of principal executive offices)	(zip code)

(281) 674-0100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 14, 2012, RigNet, Inc. (the “Company”) entered into new employment agreements with Martin Jimmerson, Chief Financial Officer, William D. Sutton, Vice President and General Counsel, and Hector Maytorena, Vice President and General Manager (collectively, the “Employment Agreements”).

Mr. Jimmerson’s annual base salary was set at $250,000, subject to increase from time to time, and he is entitled to an annual target bonus of at least 60% of his annual base salary subject to the terms of our annual bonus plan. Mr. Sutton’s annual base salary was set at $235,000, subject to increase from time to time, and he is entitled to an annual target bonus of at least 60% of his annual base salary subject to the terms of our annual bonus plan. Mr. Maytorena’s annual base salary was set at $180,125, subject to increase from time to time, and he is entitled to an annual target bonus of at least 50% of his annual base salary subject to the terms of our annual bonus plan. Each annual target bonus is payable within four months following the end of the fiscal year to which the bonus relates.

If the employment of Messrs. Jimmerson, Sutton or Maytorena is terminated for any reason, the executive is entitled to (i) any earned but unpaid base salary, (ii) any accrued but unused vacation up to a maximum of four weeks, plus up to the maximum unused carry-over of vacation provided in our written vacation policy then in effect and (iii) all unreimbursed business expenses incurred by him.

Pursuant to the Employment Agreements, if we terminate Messrs. Jimmerson’s, Sutton’s or Maytorena’s employment without “cause” and other than for death or disability or Messrs. Jimmerson, Sutton or Maytorena terminates his employment with us for “good reason”, the executive is entitled to (i) a lump sum cash severance in an amount equal to, in the case of Mr. Jimmerson, the sum of one and a half times Mr. Jimmerson’s then annual base salary and target bonus for the bonus period in which the termination occurs, and in the case of Messrs. Sutton and Maytorena, the sum of their respective annual base salary and target bonus for the bonus period in which the termination occurs; (ii) COBRA premiums for up to 18 months, with such premiums paid to him on a fully grossed-up after-tax basis, if necessary, for him not to be subject to tax under Section 105 of the Internal Revenue Code; (iii) a pro-rated amount equal to the annual bonus that would have been paid to him had he remained employed through the end of the calendar year in which his employment terminates, to be calculated based on the level of achievement of our financial targets under our Management Incentive Program (“MIP”) at the end of the calendar year; (iv) if applicable, an amount equal to the unpaid annual bonus for the preceding calendar year that would have been paid to executive had he remained employed through the date of the bonus payments under the MIP for the prior calendar year; and (v) outplacement services not to exceed $20,000.

If Messrs. Jimmerson’s, Sutton’s or Maytorena’s termination is due to death or disability, executive is entitled to (i) a pro-rated amount equal to the annual bonus that would have been paid to executive had he remained employed through the end of the calendar year in which his employment terminates, to be calculated based on the level of achievement of our financial targets under the MIP at the end of the calendar year and (ii) if applicable, an amount equal to the unpaid annual bonus for the preceding calendar year that would have been paid to executive had he remained employed through the date of the bonus payment under the MIP for the prior calendar year. In addition, all equity awards shall automatically vest in full and shall remain exercisable for the term specified in the applicable award agreement.

If Messrs. Jimmerson’s, Sutton’s or Maytorena’s employment is terminated for good reason or executive’s employment is terminated by us for any reason other than cause and such termination occurs within two years on or after a “change of control” as defined in Section 409A of the Internal Revenue Code (a “Change of Control”), all equity awards shall automatically vest in full and shall remain exercisable for the term specified in the applicable award agreement. In addition, if any equity award is not assumed or continued by our successor after a Change of Control, such award shall automatically vest and become exercisable and/or payable on the date of the Change of Control.

Messrs. Jimmerson, Sutton and Maytorena are each subject to restrictive covenants of noncompetition and non-solicitation for a period of 18 months, 12 months and 12 months, respectively, from his termination date.

The foregoing summary of the Employment Agreements is qualified in its entirety by reference to the full text of the Employment Agreements filed as Exhibits 10.1, 10.2 and 10.3 hereto and incorporated by reference herein.

Item 9.01 - Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Exhibit Description

10.1	Employment Agreement between RigNet, Inc. and Martin Jimmerson, dated March 14, 2012

10.2	Employment Agreement between RigNet, Inc. and William D. Sutton, dated March 14, 2012

10.3	Employment Agreement between RigNet, Inc. and Hector Maytorena, dated March 14, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIGNET, INC.

By:	/s/ MARTIN L. JIMMERSON, JR.
Martin L. Jimmerson, Jr.
Chief Financial Officer

Dated: March 15, 2012

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description

10.1	Employment Agreement between RigNet, Inc. and Martin Jimmerson, dated March 14, 2012

10.2	Employment Agreement between RigNet, Inc. and William D. Sutton, dated March 14, 2012

10.3	Employment Agreement between RigNet, Inc. and Hector Maytorena, dated March 14, 2012